Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Immucor, Inc. 2005 Long Term Incentive Plan, of our reports dated September 13, 2005, with respect to the consolidated financial statements and schedule of Immucor, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2005, Immucor, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Immucor, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 14, 2006